Exhibit 99.a(1)

CERTIFICATE OF FORMATION

OF

HSBC ABSOLUTE RETURN PORTFOLIO LLC

Under Section 18-201 of the Delaware
Limited Liability Company Act

          The undersigned, being an authorized person under Section 18-201 of the Limited Liability Company Act of the State of Delaware, hereby certifies:

           FIRST: The name of the limited liability company is HSBC Absolute Return Portfolio LLC (the "Company").

          SECOND: The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle (Zip Code 19808). The name of its registered agent at such address is Corporation Service Company.

          IN WITNESS WHEREOF, the undersigned has signed this Certificate on this 20th day of May, 2002

MANAGING MEMBER: HSBC REPUBLIC, NEW YORK By: /s/ Roland Eberhard Name: Roland Eberhard Title: Senior Vice President